UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

(Amendment No. 3)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2022

HIMALAYA TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its Charter)

Nevada	000-55282	26-0841675
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

831 W North Ave., Pittsburgh, PA 15233

(Address of principal executive offices)

(630) 708-0750

(Registrant’s Telephone Number)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13©(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common	HMLA	OTC Pink Current

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☒

Himalaya Technologies, Inc. a/ka Homeland Resources Ltd. is referred to herein as “Himalaya”, “we”, “us”, or “the Company”.

Background.

This Third Amendment to Form 8-K filed January 6, 2022 notifies investors that the return of 99,686 Series B Preferred shares previously issued to TAG has been completed with the Transfer Agent. The cancellation reduced our issued and outstanding Series B Preferred shares by 99,686, which could have converted into 99,685,794 common shares, thereby reducing our diluted shares outstanding by that amount. The cancellation was previously reported as Series A Preferred shares incorrectly.

Item 8.01 Other Events.

Himalaya Technologies, Inc. a/k/a Homeland Resources Ltd. (OTC: HMLA) has signed a 19.9% stock purchase with The Agrarian Group LLC (“TAG”; http://www.theagrariangroup.com/), a provider of digital intelligence “AgtechDi” software designed from its granted patents to optimize the food supply chain by increasing food safety and profitability for growers who operate vertical farms, greenhouses, converted shipping containers, and other forms of controlled environment agriculture. Under the Investment Agreement, Himalaya is issuing TAG 99,686 Series B Preferred shares in exchange for 1,242,000 Class A Membership units of TAG. The transaction will be accounted for as an investment using a pre-money valuation for TAG of $10 million. Share issuances are expected to be completed by January 10, 2022.

Item 9.01. Exhibits

(a) Exhibits. The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Himalaya Technologies, Inc. TAG Investment – January 1, 2022*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Incorporated herewith by reference to Form 8-K filed January 6, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIMALAYA TECHNOLOGIES, INC.

Date: May 16, 2023	By:	/s/ Vikram Grover
Vikram Grover
Chief Executive Officer